Exhibit 99.1

NYSE Arca Files Form 19b-4 to Convert Grayscale® Ethereum Trust to an ETF

STAMFORD, Conn., Oct. 02, 2023 (GLOBE NEWSWIRE) -- Grayscale Investments®, the world’s largest crypto asset manager, today announced that NYSE Arca has filed Form 19b-4 with the Securities and Exchange Commission (SEC) to convert Grayscale Ethereum Trust (OTCQX: ETHE) to a spot Ethereum ETF*. The filing comes on the heels of the SEC’s clearance of the first Ethereum futures ETFs.

“At Grayscale, our unwavering commitment is to offer investors transparent and regulated access to crypto through product structures that are familiar,” said Grayscale CEO Michael Sonnenshein. “As we file to convert ETHE to an ETF, the natural next step in the product’s evolution, we recognize this as an important moment to bring Ethereum even further into the U.S. regulatory perimeter.”

Grayscale remains committed to shepherding each of its digital asset products through its intended four phase lifecycle, with the fourth and final stage being conversion to an ETF. ETHE launched in March 2019, received a public quotation in May 2019, and voluntarily became an SEC reporting company in October 2020. Today, the Trust is the largest Ether investment vehicle in the world, with assets under management of nearly $5b, representing 2.5% of all Ether in circulation. Its shares trade millions of dollars in daily volume, and the product is held by more than a quarter of a million American investor accounts.

“This filing is another important milestone as Grayscale continues to build its best-in-class ETF team, product suite, and capabilities – serving investors as a globally respected asset manager with unmatched crypto expertise,” said Grayscale Global Head of ETFs David LaValle. “We are proud to partner with NYSE Arca on this filing and look forward to engaging with the SEC on next steps.”

*We use the generic term “ETF” to refer to exchange-traded investment vehicles, including those that are required to register under the Investment Company Act of 1940, as amended (the “‘40 Act”), as well as other exchange-traded products which are not subject to the registration requirements of the ‘40 Act.

About Grayscale Investments®

Grayscale enables investors to access the digital economy through a family of regulated and future-forward investment products. Founded in 2013, Grayscale has a proven track record and deep expertise as the world’s largest crypto asset manager. Investors, advisors, and allocators turn to Grayscale for single asset, diversified, and thematic exposure. Grayscale products are distributed by Grayscale Securities, LLC (Member FINRA/SIPC). For more information, please follow @Grayscale or visit grayscale.com.

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